Exhibit 99.1

Republic Bancorp, Inc. Reports Record Year-to-Date and Third Quarter Net Income

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 18, 2012--Republic Bancorp, Inc. (“Republic” or the “Company”) is pleased to report record net income of $112.7 million for the first nine months of 2012, representing a $24.8 million, or 28%, increase over the first nine months of 2011. Diluted Earnings per Class A Common Share increased to $5.36 for the first nine months of 2012, while return on average assets (“ROA”) and return on average equity (“ROE”) during the same period were both industry-strong at 4.18% and 28.44%, respectively.

Republic also earned record third quarter net income of $20.7 million, a $12.8 million increase over the third quarter of 2011. Diluted Earnings per Class A Common Share increased to $0.98 for the third quarter of 2012. ROA and ROE were both solid during the quarter at 2.49% and 15.31%, respectively.

Steve Trager, Republic’s Chairman and CEO, commented: “We are proud of our third quarter results, as we were able to continue our trend of strong organic loan growth, healthy net interest margin and solid asset quality ratios. In addition, we are most excited that we were able to capitalize on the experience we gained through our first quarter purchase of Tennessee Commerce Bank (“TCB”) by acquiring another failed institution from the Federal Deposit Insurance Corporation (“FDIC”) during September. With the purchase of First Commercial Bank (“FCB”) in Bloomington, Minnesota, we were able to once again extend the reach of our franchise while adding to our industry-strong capital base through the recording of a pre-tax bargain purchase gain of $27.1 million. We look forward to providing the same high level of customer service to our new Minnesota clients as we have provided to our long-time clients in our more traditional markets.”

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company (“RB&T”) and Republic Bank.

The following chart highlights Republic’s third quarter and year-to-date 2012 financial performance compared to the same period in 2011:

	Three Months Ended		%	Nine Months Ended		%
(dollars in thousands, except per share data)	9/30/12	9/30/11	Change	9/30/12	9/30/11	Change

Gross Operating Profit	$31,572	$11,341	178%	$173,759	$135,834	28%
Net Income	$20,668	$7,870	163%	$112,718	$87,945	28%
Diluted Earnings per Class A Share	$0.98	$0.38	158%	$5.36	$4.19	28%
ROA	2.49%	1.00%	149%	4.18%	3.37%	24%
ROE	15.31%	7.01%	118%	28.44%	26.98%	5%

Results of Operations for the Third Quarter of 2012 Compared to the Third Quarter of 2011

Traditional Banking and Mortgage Banking (collectively “Core Banking”)

Net income from Core Banking increased from $9.3 million during the third quarter of 2011 to $22.0 million during the third quarter of 2012. The increase in the Core Bank’s earnings was primarily driven by the bargain purchase gain from the FCB acquisition in combination with an increase in mortgage banking income.

Net interest income within the Core Bank rose to $28.6 million for the third quarter of 2012, an increase of $1.4 million, or 5%, over the third quarter of 2011. The increase in net interest income for the quarter was primarily attributable to year-over-year growth in loans of $422 million. Included in the year-over-year growth in loans was approximately $160 million in loans outstanding as of September 30, 2012 related to the two failed bank acquisitions. In addition, Republic’s existing franchise grew loans by $262 million from September 30, 2011 with $150 million of that growth attributable to the Company’s mortgage warehouse lending division. As a result, the Core Bank’s net interest margin remained healthy at 3.54% for the third quarter of 2012, compared to 3.61% for the third quarter of 2011.

The Core Bank’s provision for loan losses was higher during the third quarter of 2012, increasing from $547,000 during the third quarter of 2011 to $2.5 million. Approximately $550,000 of the provision expense for the third quarter of 2012 was the result of an increase in the Core Bank’s general allowance for loan losses, which was driven by growth in its loan portfolio. This compares to a decrease in the Core Bank’s general allowance for loan losses of $109,000 during the third quarter of 2011, which resulted from a decline in loan balances related primarily to a branch divestiture. Furthermore, the Core Bank also recorded additional provisions during the quarter related to a few classified loan relationships. In contrast, the Core Bank’s delinquent loans to total loans and non-performing loans to total loans ratios reached their lowest levels since 2007. Overall, the Core Bank’s credit metrics continue to place it among the highest performers in the banking industry.

The table below illustrates the Core Bank’s credit quality ratios for the most recent quarter-ends and the previous three calendar year-ends.

	As of and for the:
	Quarter Ending			Year Ending

Core Banking Credit Quality Ratios	9/30/12	6/30/12	3/31/2012	12/31/11	12/31/10	12/31/09

Non-performing loans / Total loans	0.77%	0.93%	1.03%	1.02%	1.30%	1.90%

Non-performing assets / Total loans including OREO	1.71%	1.66%	2.02%	1.49%	1.84%	2.11%

Delinquent loans / Total loans	0.68%	0.74%	1.14%	1.07%	1.24%	1.98%

Net loan charge-offs / Average loans	0.15%	0.28%	0.65%	0.24%	0.51%	0.34%
(Annualized as of 9/30/12, 6/30/12 and 3/31/12)

OREO = Other Real Estate Owned

Non-interest income for the Core Bank was $34.6 million for the third quarter of 2012 compared to $10.0 million for the third quarter of 2011. In addition to the previously discussed bargain purchase gain, the Core Bank also had a solid quarter of mortgage banking income, which increased $922,000, or 68%, over the third quarter of 2011. The increase in mortgage banking income was driven by continued strong application volume for long-term fixed rate mortgages combined with favorable secondary market pricing terms. Partially offsetting these quarter-over quarter increases was a $2.9 million gain the Core Bank recorded during the third quarter of 2011 related to the divestiture of a banking center.

The Core Bank’s non-interest expenses increased $4.2 million, or 18%, for the third quarter of 2012 to $27.0 million. Included in the salaries and benefits category was $467,000 for short-term retention bonuses for FCB personnel, incentive compensation bonuses for Republic associates that are contingent upon a successful core system conversion of FCB, and a two-year profit goal specific to the performance of FCB. Also related to FCB in the other non-interest expense category was $695,000 in expenses for third party legal, valuation and consulting services.

Republic Processing Group (“RPG”)

The Company has combined its previous business segment Tax Refund Solutions (“TRS”) with its relatively new prepaid card division, Republic Payment Solutions (“RPS”), and its newly formed consumer credit division, Republic Credit Solutions (“RCS”). Collectively, this combination is designated as RPG for the Company’s business segment reporting. RPS is preparing to expand its client base into general purpose reloadable prepaid debit and payroll cards, while RCS is preparing to pilot short-term consumer credit products through multiple channels, including the internet and retail locations. These programs are expected to serve as a source of net interest income, fee income and low-cost deposits for the Company.

RPG, which derives substantially all of its revenues during the first and second quarters of the year, historically operates at a net loss during the third and fourth quarters, as the Company prepares for the upcoming tax season. For the third quarter of 2012, RPG recorded a net loss of $1.3 million compared to a net loss of $1.5 million for the third quarter of 2011. RPG recorded a net credit of $460,000 to its provision for loan losses during the third quarter of 2012 compared to a net credit of $687,000 for the third quarter of 2011. The net credit in both periods resulted from better-than-previously-projected paydowns within RB&T’s Refund Anticipation Loan (“RAL”) portfolio. The estimated loss rate on RALs decreased from 1.43% of total RALs originated as of September 30, 2011 to 1.35% of total RALs originated as of September 30, 2012. The current year tax season represents the last season that RB&T will originate RALs. RB&T will continue to offer Refund Transfer (formerly referred to as Electronic Refund Checks/Electronic Refund Deposits) products in the future.

TCB

During the first quarter of 2012, the Company recorded an initial bargain purchase gain of $27.9 million, as a result of the TCB acquisition. The bargain purchase gain was realized because the overall price paid by RB&T was substantially less than the fair value of the TCB assets acquired and liabilities assumed in the transaction. During the third quarter of 2012, the Bank posted adjustments to the acquired assets for the Day One fair values in the transaction and recorded a slight decrease to the bargain purchase gain of $189,000, as additional information relative to the acquisition date fair values became available.

Overall, the contractual amount of the loans purchased through the TCB acquisition was reduced from $79 million as of March 31, 2012 to $46 million as of September 30, 2012. The carrying value of the loans purchased in the TCB transaction was $57 million as of March 31, 2012 compared to $34 million as of September 30, 2012.

FCB

On September 7, 2012, RB&T acquired, without a loss indemnification agreement, specific assets and assumed substantially all of the liabilities of FCB, headquartered in Bloomington, Minnesota from the FDIC, as receiver for FCB. On September 10, 2012, FCB’s sole location re-opened as a banking center of RB&T.

RB&T acquired approximately $215 million in notional assets from the FDIC as receiver for FCB. In addition, RB&T received cash from the FDIC of approximately $64 million, which represented the net difference between the assets acquired and the liabilities assumed adjusted for the discount RB&T received for the transaction. Because the overall price paid by RB&T was substantially less than the fair value of the FCB assets acquired and liabilities assumed in the transaction, the Company recorded a bargain purchase gain of $27.1 million during the third quarter of 2012.

These fair value estimates are considered preliminary and are subject to change for up to one year after the closing date of the acquisition, as additional information relative to the acquisition date fair values becomes available. More specifically, fair value adjustments for loans and other real estate owned may be made as market value data applicable to the date of acquisition is received by the Bank. Due to the compressed due diligence period of a FDIC acquisition, the measurement period analysis of information that may be reflective of conditions existing as of the acquisition date generally extends longer within the one year measurement period compared to non-assisted transactions.

Conclusion

“We are pleased with our third quarter operating results and excited about the long-term direction of the Company. Our strong capital base, industry-solid asset quality and history of performance have afforded Republic a wealth of opportunities for the future. In addition to the expansion of our footprint into exciting new markets, the Company is also expanding its product offering in the non-traditional banking space, as we seek to diversify our revenue streams and increase the long-term value for our shareholders. As always, we will embrace these and all opportunities with an air of caution, as we seek to grow the Company in a prudent and steady manner. It is this philosophy that focuses on growing our Company over the long-term horizon, which allows me to always remind our associates, our clients and our shareholders: “We were here for you yesterday. We are here for you today. We will be here for you tomorrow,” concluded Trager.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany, one banking center in Franklin (Nashville), Tennessee, and one banking center in Bloomington (Minneapolis), Minnesota. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and is headquartered in Louisville, Kentucky. Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow.®

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, future acquisitions, current expectations and assumptions regarding its business, the economy and other future conditions. Forward-looking statements can be identified by the use of the words “expect,” “anticipate,” “believe,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements, which speak only as of the date on which they are made. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company undertakes no obligation to update any forward-looking statements. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release
(all amounts other than per share amounts and number of employees and number of banking centers are expressed in thousands unless otherwise noted)

Balance Sheet Data
	Sept. 30, 2012	Dec. 31, 2011	Sept. 30, 2011
Assets:
Cash and cash equivalents	$96,187	$362,971	$75,573
Investment securities	581,262	674,022	702,142
Mortgage loans held for sale	3,385	4,392	4,721
Loans	2,642,357	2,285,295	2,219,916
Allowance for loan losses	(24,100)	(24,063)	(23,945)
Federal Home Loan Bank stock, at cost	28,784	25,980	26,153
Premises and equipment, net	32,984	34,681	34,044
Goodwill	10,168	10,168	10,168
Other assets and accrued interest receivable	64,749	46,545	46,369
Total assets	$3,435,776	$3,419,991	$3,095,141

Liabilities and Stockholders' Equity:
Deposits:
Non interest-bearing	$514,893	$408,483	$385,511
Interest-bearing	1,540,717	1,325,495	1,416,887
Total deposits	2,055,610	1,733,978	1,802,398

Securities sold under agreements to repurchase and other short-term borrowings	169,839	230,231	227,504
Federal Home Loan Bank advances	553,487	934,630	524,731
Subordinated note	41,240	41,240	41,240
Other liabilities and accrued interest payable	57,844	27,545	46,197
Total liabilities	2,878,020	2,967,624	2,642,070

Stockholders' equity	557,756	452,367	453,071
Total liabilities and Stockholders' equity	$3,435,776	$3,419,991	$3,095,141

Average Balance Sheet Data
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Assets:
Investment securities, including FHLB stock	$629,542	$711,050	$666,531	$659,753
Federal funds sold and other interest-earning deposits	82,404	68,108	277,550	379,713
Loans and fees, including loans held for sale	2,520,174	2,237,559	2,453,313	2,243,059
Total earning assets	3,232,120	3,016,717	3,397,394	3,282,525
Total assets	3,322,077	3,147,230	3,593,576	3,474,431

Liabilities and Stockholders' Equity:
Non interest-bearing deposits	$505,127	$396,568	$652,498	$536,007
Interest-bearing deposits	1,462,069	1,444,577	1,513,644	1,594,889
Securities sold under agreements to repurchase and other short-term borrowings
	208,051	249,002	243,168	280,133
Federal Home Loan Bank advances	523,053	517,739	561,072	535,738
Subordinated note	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	2,234,413	2,252,558	2,359,124	2,452,000
Stockholders' equity	539,863	449,177	528,366	434,687

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

Income Statement Data
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011

Total interest income (1)	$34,128	$34,426	$147,529	$161,508
Total interest expense	5,556	7,263	17,425	23,545

Net interest income	28,572	27,163	130,104	137,963

Provision for loan losses	2,083	(140)	13,719	17,503

Non interest income:
Service charges on deposit accounts	3,438	3,421	10,027	10,581
Refund transfer fees	231	425	78,127	88,071
Mortgage banking income	2,274	1,352	5,591	3,092
Debit card interchange fee income	1,390	1,415	4,387	4,392
Bargain purchase gain - Tennessee Commerce Bank	(189)	-	27,614	-
Bargain purchase gain - First Commercial Bank	27,112	-	27,112	-
Gain on sale of banking center	-	2,856	-	2,856
Net gain on sales, calls and impairment of securities	-	301	56	1,929
Other	589	706	2,826	2,235
Total non interest income	34,845	10,476	155,740	113,156

Non interest expenses:
Salaries and employee benefits	14,921	13,145	46,205	43,634
Occupancy and equipment, net	5,718	5,138	16,936	16,436
Communication and transportation	1,045	1,081	4,667	4,468
Marketing and development	828	736	2,670	2,508
FDIC insurance expense	287	918	1,008	3,718
Bank franchise tax expense	729	713	3,363	2,992
Data processing	1,030	787	3,446	2,352
Debit card interchange expense	648	566	1,909	1,690
Supplies	270	409	1,748	1,617
Other real estate owned expense	1,328	608	2,488	1,467
Charitable contributions	232	178	3,110	5,710
Legal expense	388	784	1,283	3,123
FDIC civil money penalty	-	-	-	2,000
FHLB advance prepayment penalty	-	-	2,436	-
Other	2,338	1,375	7,097	6,067
Total non interest expenses	29,762	26,438	98,366	97,782

Income before income tax expense	31,572	11,341	173,759	135,834
Income tax expense	10,904	3,471	61,041	47,889

Net income	$20,668	$7,870	$112,718	$87,945

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

	As of and for the		As of and for the
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Per Share Data:
Basic average shares outstanding	20,948	20,953	20,954	20,942
Diluted average shares outstanding	21,029	20,994	21,032	20,992

End of period shares outstanding:
Class A Common Stock	18,673	18,655	18,673	18,655
Class B Common Stock	2,271	2,300	2,271	2,300

Book value per share	$26.63	$21.62	$26.63	$21.62
Tangible book value per share (2)	25.88	20.81	25.88	20.81

Earnings per share:
Basic earnings per Class A Common Stock	0.99	0.38	5.38	4.20
Basic earnings per Class B Common Stock	0.97	0.36	5.34	4.16
Diluted earnings per Class A Common Stock	0.98	0.38	5.36	4.19
Diluted earnings per Class B Common Stock	0.97	0.36	5.32	4.15

Cash dividends declared per share:
Class A Common Stock	0.165	0.154	0.484	0.451
Class B Common Stock	0.150	0.140	0.440	0.410

Performance Ratios:
Return on average assets	2.49%	1.00%	4.18%	3.37%
Return on average equity	15.31	7.01	28.44	26.98
Efficiency ratio (3)	47	71	34	39
Yield on average interest-earning assets	4.22	4.56	5.79	6.56
Cost of interest-bearing liabilities	0.99	1.29	0.98	1.28
Net interest spread	3.23	3.27	4.81	5.28
Net interest margin - Total Company	3.54	3.60	5.11	5.60
Net interest margin - Traditional Banking	3.54	3.61	3.51	3.48

Asset Quality Ratios:
Loans on non-accrual status	$20,436	$23,822	$20,436	$23,822
Loans past due 90 days or more and still on accrual	-	-	-	-
Total non-performing loans	20,436	23,822	20,436	23,822
Other real estate owned	25,148	11,185	25,148	11,185
Total non-performing assets	45,584	35,007	45,584	35,007

Total Company Credit Quality Ratios:
Non-performing loans to total loans	0.77%	1.07%	0.77%	1.07%
Non-performing assets to total loans (including OREO)	1.71	1.57	1.71	1.57
Non-performing assets to total assets	1.33	1.13	1.33	1.13
Allowance for loan losses to total loans	0.91	1.08	0.91	1.08
Allowance for loan losses to non-performing loans	118	101	118	101
Delinquent loans to total loans (4)	0.68	0.90	0.68	0.90
Net loan charge-offs to average loans (annualized)	0.08	0.33	0.74	0.99

Traditional Banking Credit Quality Ratios:
Non-performing loans to total loans	0.77	1.07	0.77	1.07
Non-performing assets to total loans (including OREO)	1.71	1.57	1.71	1.57
Non-performing assets to total assets	1.33	1.14	1.33	1.14
Allowance for loan losses to total loans	0.91	1.08	0.91	1.08
Allowance for loan losses to non-performing loans	118	101	118	101
Delinquent loans to total loans (4)	0.68	0.90	0.68	0.90
Net loan charge-offs to average loans (annualized)	0.15	0.45	0.36	0.28

Other Information:
End of period full-time equivalent employees	772	705	772	705
Number of banking centers	44	42	44	42

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

Balance Sheet Data
	Quarterly Comparison
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Assets:
Cash and cash equivalents	$96,187	$124,357	$186,504	$362,971	$75,573
Investment securities	581,262	608,090	630,298	674,022	702,142
Mortgage loans held for sale	3,385	4,093	4,459	4,392	4,721
Loans held for sale	-	-	17,003	-	-
Loans	2,642,357	2,440,394	2,394,787	2,285,295	2,219,916
Allowance for loan losses	(24,100)	(22,510)	(23,732)	(24,063)	(23,945)
Federal Home Loan Bank stock, at cost	28,784	28,391	28,439	25,980	26,153
Premises and Equipment, net	32,984	32,962	34,321	34,681	34,044
Goodwill	10,168	10,168	10,168	10,168	10,168
Other assets and interest receivable	64,749	52,855	62,587	46,545	46,369
Total assets	$3,435,776	$3,278,800	$3,344,834	$3,419,991	$3,095,141

Liabilities and Stockholders' Equity:
Deposits:
Non interest-bearing	$514,893	$513,136	$595,498	$408,483	$385,511
Interest-bearing	1,540,717	1,392,155	1,453,301	1,325,495	1,416,887
Total deposits	2,055,610	1,905,291	2,048,799	1,733,978	1,802,398

Securities sold under agreements to repurchase and other short-term borrowings	169,839	194,412	225,719	230,231	227,504
Federal Home Loan Bank advances	553,487	538,555	413,593	934,630	524,731
Subordinated note	41,240	41,240	41,240	41,240	41,240
Other liabilities and accrued interest payable	57,844	59,589	81,990	27,545	46,197
Total liabilities	2,878,020	2,739,087	2,811,341	2,967,624	2,642,070

Stockholders' equity	557,756	539,713	533,493	452,367	453,071
Total liabilities and Stockholders' equity	$3,435,776	$3,278,800	$3,344,834	$3,419,991	$3,095,141

Average Balance Sheet Data
	Quarterly Comparison
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Assets:
Investment securities, including FHLB stock	$629,542	$680,134	$690,328	$735,336	$711,050
Federal funds sold and other interest-earning deposits	82,404	100,407	695,863	126,045	68,108
Loans and fees, including loans held for sale	2,520,174	2,406,180	2,439,331	2,255,757	2,237,559
Total earning assets	3,232,120	3,186,721	3,775,523	3,117,138	3,016,717
Total assets	3,322,077	3,309,764	4,153,256	3,246,296	3,147,230

Liabilities and Stockholders' Equity:
Non interest-bearing deposits	$505,127	$533,649	$922,628	$430,705	$396,568
Interest-bearing deposits	1,462,069	1,414,427	1,670,167	1,379,159	1,444,577
Securities sold under agreements to repurchase and other short-term borrowings
	208,051	250,515	271,322	275,085	249,002
Federal Home Loan Bank advances	523,053	479,064	681,518	625,047	517,739
Subordinated note	41,240	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	2,234,413	2,185,246	2,664,247	2,320,531	2,252,558
Stockholders' equity	539,863	534,576	511,694	454,343	449,177

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

Income Statement Data
	Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011

Total interest income (5)	$34,128	$33,814	$79,587	$33,607	$34,426
Total interest expense	5,556	5,502	6,367	6,710	7,263
Net interest income	28,572	28,312	73,220	26,897	27,163

Provision for loan losses	2,083	466	11,170	463	(140)

Non interest income:
Service charges on deposit accounts	3,438	3,286	3,303	3,524	3,421
Refund transfer fees	231	6,147	71,749	124	425
Mortgage banking income	2,274	1,963	1,354	807	1,352
Debit card interchange fee income	1,390	1,441	1,556	1,399	1,415
Bargain purchase gain - TCB	(189)	(96)	27,899	-	-
Bargain purchase gain - FCB	27,112	-	-	-	-
Gain on sale of banking center	-	-	-	-	2,856
Net gain on sales, calls and impairment of securities	-	-	56	77	301
Other	589	1,345	892	537	706
Total non interest income	34,845	14,086	106,809	6,468	10,476

Non interest expenses:
Salaries and employee benefits	14,921	14,313	16,971	11,332	13,145
Occupancy and equipment, net	5,718	5,144	6,074	5,277	5,138
Communication and transportation	1,045	961	2,661	1,227	1,081
Marketing and development	828	904	938	729	736
FDIC insurance expense	287	291	430	707	918
Bank franchise tax expense	729	703	1,931	653	713
Data processing	1,030	1,195	1,221	855	787
Debit card interchange expense	648	660	601	549	566
Supplies	270	529	949	736	409
Other real estate owned expense	1,328	555	605	889	608
Charitable contributions	232	200	2,678	223	178
Legal expense	388	527	368	846	784
FDIC civil money penalty	-	-	-	(1,100)	-
FHLB advance prepayment penalty	-	-	2,436	-	-
Other	2,338	1,469	3,290	1,616	1,375
Total non interest expenses	29,762	27,451	41,153	24,539	26,438

Income before income tax expense	31,572	14,481	127,706	8,363	11,341
Income tax expense	10,904	4,903	45,234	2,159	3,471

Net income	$20,668	$9,578	$82,472	$6,204	$7,870

Republic Bancorp, Inc. Financial Information Third Quarter 2012 Earnings Release (continued)

	As of and for the Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Per Share Data:
Basic average shares outstanding	20,948	20,958	20,956	20,954	20,953
Diluted average shares outstanding	21,029	21,017	21,055	20,996	20,994

End of period shares outstanding:
Class A Common Stock	18,673	18,658	18,662	18,652	18,655
Class B Common Stock	2,271	2,299	2,299	2,300	2,300

Book value per share	$26.63	$25.75	$25.45	$21.59	$21.62
Tangible book value per share (2)	25.88	25.01	24.69	20.81	20.81

Earnings per share:
Basic earnings per Class A Common Stock	0.99	0.46	3.94	0.30	0.38
Basic earnings per Class B Common Stock	0.97	0.44	3.92	0.28	0.36
Diluted earnings per Class A Common Stock	0.98	0.46	3.92	0.30	0.38
Diluted earnings per Class B Common Stock	0.97	0.44	3.90	0.28	0.36

Cash dividends declared per share:
Class A Common Stock	0.165	0.165	0.154	0.154	0.154
Class B Common Stock	0.150	0.150	0.140	0.140	0.140

Performance Ratios:
Return on average assets	2.49%	1.16%	7.94%	0.76%	1.00%
Return on average equity	15.31	7.17	64.47	5.46	7.01
Efficiency ratio (3)	47	65	23	74	71
Yield on average interest-earning assets	4.22	4.22	8.56	4.31	4.56
Cost of interest-bearing liabilities	0.99	1.01	0.96	1.16	1.29
Net interest spread	3.23	3.21	7.60	3.15	3.27
Net interest margin - Total Company	3.54	3.55	7.76	3.45	3.60
Net interest margin - Traditional Banking	3.54	3.57	3.40	3.56	3.61

Asset Quality Data:
Loans on non-accrual status	$20,436	$22,578	$24,710	$23,306	$23,822
Loans past due 90 days or more and still on accrual	-	-	-	-	-
Total non-performing loans	20,436	22,578	24,710	23,306	23,822
Other real estate owned	25,148	18,345	24,149	10,956	11,185
Total non-performing assets	45,584	40,923	48,859	34,262	35,007

Total Company Credit Quality Ratios:
Non-performing loans to total loans	0.77%	0.93%	1.03%	1.02%	1.07%
Non-performing assets to total loans (including OREO)	1.71	1.66	2.02	1.49	1.57
Non-performing assets to total assets	1.33	1.25	1.46	1.00	1.13
Allowance for loan losses to total loans	0.91	0.92	0.99	1.05	1.08
Allowance for loan losses to non-performing loans	118	100	96	103	101
Delinquent loans to total loans (4)	0.68	0.74	1.14	1.07	0.90
Net loan charge-offs to average loans (annualized)	0.08	0.28	1.89	0.06	0.33

Traditional Banking Credit Quality Ratios:
Non-performing loans to total loans	0.77	0.93	1.03	1.02	1.07
Non-performing assets to total loans (including OREO)	1.71	1.66	2.02	1.49	1.57
Non-performing assets to total assets	1.33	1.26	1.51	1.10	1.14
Allowance for loan losses to total loans	0.91	0.92	0.98	1.05	1.08
Allowance for loan losses to non-performing loans	118	100	95	103	101
Delinquent loans to total loans (4)	0.68	0.74	1.14	1.07	0.90
Net loan charge-offs to average loans (annualized)	0.15	0.28	0.65	0.15	0.45

Other Information:
End of period full-time equivalent employees	772	749	723	710	705
Number of banking centers	44	43	43	42	42

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

Segment Data:

Reportable segments are determined by the type of products and services offered and the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business (such as branches and subsidiary banks), which are then aggregated if operating performance, products/services, and customers are similar.

As of September 30, 2012, the Company was divided into three distinct business operating segments: Traditional Banking, Mortgage Banking and Republic Processing Group (“RPG”). During 2012, the Company realigned the previously reported Tax Refund Solutions (“TRS”) segment as a division of the newly formed RPG segment. Along with the TRS division, Republic Payment Solutions (“RPS”) and Republic Credit Solutions (“RCS”) were created to operate as divisions of the RPG segment.

Nationally, through Republic Bank & Trust Company (“RB&T”), RPG facilitates the receipt and payment of federal and state tax refund products under the TRS division. Nationally, through Republic Bank, the RPS division is preparing to become an issuing bank to offer general purpose reloadable prepaid debit, payroll, gift and incentive cards through third party program managers. Nationally, through RB&T, the RCS division is preparing to pilot short-term consumer credit products through multiple channels, including the internet and retail locations. For the projected near-term, as the programs are established, the operating results of the RPS and RCS divisions are expected to be immaterial to the Company’s overall results of operations and will therefore not be reported as a separate business operating segment until such time, if any, that they become material to the Company’s overall results of operations.

Loans, investments and deposits provide the majority of the net revenue from Traditional Banking operations; servicing fees and loan sales provide the majority of revenue from Mortgage Banking operations; Refund Anticipation Loan (“RAL”) fees and Refund Transfer fees (“RTs”) (formerly referred to as Electronic Refund Checks/Electronic Refund Deposits or “ERCs/ERDs” or “ARs/ARDs”) provide the majority of the revenue from TRS. All Company operations are domestic.

The accounting policies used for Republic’s reportable segments are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using operating income. Goodwill is not allocated. Income taxes which are not segment specific are allocated based on income before income tax expense. Transactions among reportable segments are made at fair value.

Segment information for the three and nine months ended September 30, 2012 and 2011 follows:

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

	Three Months Ended September 30, 2012
(dollars in thousands)	Traditional Banking	Mortgage Banking	Republic Processing Group	Total Company

Net interest income	$28,444	$110	$18	$28,572

Provision for loan losses	2,543	-	(460)	2,083

Refund transfer fees	-	-	231	231
Mortgage banking income	-	2,274	-	2,274
Bargain purchase gains	26,923	-	-	26,923
Other non interest income	5,387	11	19	5,417
Total non interest income	32,310	2,285	250	34,845

Total non interest expenses	26,118	851	2,793	29,762

Gross operating profit (loss)	32,093	1,544	(2,065)	31,572
Income tax expense (benefit)	11,145	541	(782)	10,904
Net income (loss)	$20,948	$1,003	$(1,283)	$20,668

Segment end of period assets	$3,413,293	$8,765	$13,718	$3,435,776

Net interest margin	3.54%	NM	NM	3.54%

	Three Months Ended September 30, 2011
(dollars in thousands)	Traditional Banking	Mortgage Banking	Republic Processing Group	Total Company

Net interest income	$27,059	$100	$4	$27,163

Provision for loan losses	547	-	(687)	(140)

Refund transfer fees	-	-	425	425
Mortgage banking income	-	1,352	-	1,352
Net gain on sales, calls and impairment of securities	301	-	-	301
Other non interest income	8,367	26	5	8,398
Total non interest income	8,668	1,378	430	10,476

Total non interest expenses	22,065	705	3,668	26,438

Gross operating profit (loss)	13,115	773	(2,547)	11,341
Income tax expense (benefit)	4,293	270	(1,092)	3,471
Net income (loss)	$8,822	$503	$(1,455)	$7,870

Segment end of period assets	$3,067,504	$11,810	$15,827	$3,095,141

Net interest margin	3.61%	NM	NM	3.60%

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

	Nine Months Ended September 30, 2012
(dollars in thousands)	Traditional Banking	Mortgage Banking	Republic Processing Group	Total Company

Net interest income	$84,406	$283	$45,415	$130,104

Provision for loan losses	6,505	-	7,214	13,719

Refund transfer fees	-	-	78,127	78,127
Mortgage banking income	-	5,591	-	5,591
Net gain on sales, calls and impairment of securities	56	-	-	56
Bargain purchase gains	54,726	-	-	54,726
Other non interest income	17,005	27	208	17,240
Total non interest income	71,787	5,618	78,335	155,740

Total non interest expenses	76,752	2,928	18,686	98,366

Gross operating profit	72,936	2,973	97,850	173,759
Income tax expense	25,150	1,041	34,850	61,041
Net income	$47,786	$1,932	$63,000	$112,718

Segment end of period assets	$3,413,293	$8,765	$13,718	$3,435,776

Net interest margin	3.51%	NM	NM	5.11%

	Nine Months Ended September 30, 2011
(dollars in thousands)	Traditional Banking	Mortgage Banking	Republic Processing Group	Total Company

Net interest income	$78,580	$291	$59,092	$137,963

Provision for loan losses	5,454	-	12,049	17,503

Refund transfer fees	-	-	88,071	88,071
Mortgage banking income	-	3,092	-	3,092
Net gain on sales, calls and impairment of securities	1,929	-	-	1,929
Other non interest income	19,663	51	350	20,064
Total non interest income	21,592	3,143	88,421	113,156

Total non interest expenses	67,840	2,755	27,187	97,782

Gross operating profit (loss)	26,878	679	108,277	135,834
Income tax expense (benefit)	8,263	237	39,389	47,889
Net income (loss)	$18,615	$442	$68,888	$87,945

Segment end of period assets	$3,067,504	$11,810	$15,827	$3,095,141

Net interest margin	3.48%	NM	NM	5.60%

Republic Bancorp, Inc. Financial Information
Third Quarter 2012 Earnings Release (continued)

_____________________________________

(1) – The amount of loan fee income included in total interest income was $1.1 million and $1.1 million for the quarters ended September 30, 2012 and 2011. The amount of loan fee income included in total interest income was $48.4 million and $61.5 million for the nine months ended September 30, 2012 and 2011.

(2) – The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

	Quarterly Comparison
(in thousands, except per share data)	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Total stockholders' equity (a)	$557,756	$539,713	$533,493	$452,367	$453,071
Less: Goodwill	10,168	10,168	10,168	10,168	10,168
Less: Core deposit intangible	589	104	113	58	73
Less: Mortgage servicing rights	4,980	5,351	5,606	6,087	6,688
Tangible stockholders' equity (c )	$542,019	$524,090	$517,606	$436,054	$436,142

Total assets (b)	$3,435,776	$3,278,800	$3,344,834	$3,419,991	$3,095,141
Less: Goodwill	10,168	10,168	10,168	10,168	10,168
Less: Core deposit intangible	589	104	113	58	73
Less: Mortgage servicing rights	4,980	5,351	5,606	6,087	6,688
Tangible assets (d)	$3,420,039	$3,263,177	$3,328,947	$3,403,678	$3,078,212

Total stockholders' equity to total assets (a/b)	16.23%	16.46%	15.95%	13.23%	14.64%
Tangible stockholders' equity to tangible assets (c/d)	15.85%	16.06%	15.55%	12.81%	14.17%

Number of shares outstanding (e)	20,944	20,957	20,961	20,952	20,955

Book value per share (a/e)	$26.63	$25.75	$25.45	$21.59	$21.62
Tangible book value per share (c/e)	25.88	25.01	24.69	20.81	20.81

(3) – Equals total non-interest expense divided by the sum of net interest income and non interest income. The ratio excludes net gain (loss) on sales, calls and impairment of investment securities.

(4) – Equals total loans exceeding 30 days past due divided by total loans.

(5) – The amount of loan fee income included in total interest income per quarter was as follows: $1.1 million (quarter ended September 30, 2012), $1.3 million (quarter ended June 30, 2012), $46.0 million (quarter ended March 31, 2012), $788,000 (quarter ended December 31, 2011) and $1.1 million (quarter ended September 30, 2011).

NM – Not meaningful

CONTACT:
Republic Bancorp, Inc.
Kevin Sipes, 502-560-8628
Executive Vice President and Chief Financial Officer